Exhibit 5.6

[SIDLEY AUSTIN LLP LETTERHEAD]

November 14, 2011

First Data Corporation

5565 Glenridge Connector, N.E.

Suite 2000

Atlanta, Georgia 30342

Re:	First Data Corporation

12.625% Senior Notes due 2021

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (File No. 333-177357) filed on October 17, 2011 by First Data Corporation, a Delaware corporation (the “Company”), Cardservice International, LLC, a California limited liability company (“Cardservice”), Size Technologies, Inc., a California corporation (“Size”), and TASQ Technology, Inc., a California corporation (“TASQ;” each of Cardservice, Size and TASQ a “Guarantor” and collectively, the “Guarantors”) and certain other guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-177357) filed on November 14, 2011 (such registration statement as so amended, the “Registration Statement”). The Registration Statement relates to the registration, as more fully described in the Registration Statement, of up to $3,000,000,000 aggregate principal amount of 12.625% Senior Notes due 2021 (the “Exchange Notes”), which are to be offered in exchange (the “Exchange Offer”) for an equivalent aggregate principal amount of the Company’s outstanding 12.625% Senior Notes due 2021 (the “Old Notes”). The Old Notes are guaranteed by the Guarantors (the “Old Guarantees”), and the Exchange Notes will be guaranteed by the Guarantors (the “Exchange Guarantees”). Old Notes that are accepted for exchange for Exchange Notes will be cancelled and retired.

The Old Notes and the Old Guarantees were, and the Exchange Notes and the Exchange Guarantees will be, issued under the Indenture dated as of December 17, 2010 (the “Indenture”) among the Company, the Guarantors, the other guarantors party to the Indenture and Wells Fargo Bank, National Association, as trustee.

We have acted as special California counsel to the Guarantors in connection with the Exchange Offer. This letter is being delivered in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, we have examined and relied upon copies of the Registration Statement, the exhibits filed therewith, the Indenture and the form of Exchange Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of certain agreements, documents, corporate records of the Guarantors, certificates of public officials, officer’s certificates of the Guarantors (the “Officer’s Certificates”) and such other documents and records as we have deemed relevant or necessary as the basis for the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of all copies thereof submitted to us for our examination.

On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions and exceptions set forth herein, we are of the opinion that:

1. The Indenture has been duly authorized, executed and delivered by each of the Guarantors party thereto.

2. Each Exchange Guarantee of each of the Guarantors has been duly authorized by the respective Guarantor.

Each of the opinions rendered herein is further subject to the following limitations, qualifications, assumptions and exceptions:

(a)	Our opinions herein are limited solely to the laws of the State of California, as those laws are in effect as of the date hereof. We express no opinion as to the law of any other jurisdiction, including but not limited to, any ordinance, regulation or practice of any county, city, local agency or other government agency or body of or within the State of California or elsewhere.

(b)	We have assumed that none of the Guarantors nor any constituent of any Guarantor is a debtor in any bankruptcy or similar case.

We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registrations Statement. In giving such consent, we do not thereby admit that we are in the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules or regulations promulgated by the Commission thereunder. We hereby consent to Simpson Thacher & Bartlett LLP relying upon this letter at the date of this letter as if it were an addressee hereof for the sole purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Very truly yours,

/s/ Sidley Austin LLP
Sidley Austin LLP